EXHIBIT 3.4

TGT PIPELINE, LLC

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of TGT Pipeline, LLC, a Delaware limited liability company (the “Company”), is made as of the 15th day of May, 2003 (the “Effective Date”) by Loews Pipeline Holding Corp., a Delaware corporation (“LPHC”), and each Person, if any, subsequently admitted to the Company as a member in accordance with the terms hereof. Such Persons and LPHC shall be referred to herein collectively as “Members” and individually as a “Member.”

LPHC, which presently is the sole Member of the Company, hereby adopts, on behalf of itself and any future Members, if any, this Operating Agreement as follows:

ARTICLE 1

DEFINITIONS

Certain capitalized terms used in this Agreement shall have the meanings set forth below:

“Available Cash” with respect to any fiscal period of the Company shall mean the net cash of the Company available after appropriate provision for expenses, liabilities, commitments and contingencies of the Company as determined by the Manager.

“Board of Directors” has the meaning set forth in Section 6.2.

“Capital Account” means, with respect to any Member, the capital account maintained for such Person in accordance with Section 3.6 of this Agreement.

“Capital Contribution” means, with respect to any Member, the amount of money and the value of other property contributed to the Company with respect to the Interest held by such Member.

“Certificate of Formation” means the certificate of formation of the Company as filed with the Secretary of State of Delaware in accordance with the Company Act, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

“Fiscal Year” means the Company’s taxable year.

“Indemnified Party” has the meaning set forth in Article 12.

“Interest” means a Member’s entire membership interest in the Company, including without limitation such Member’s share of the Company’s income, gain, loss and deductions, and of the Company’s distributions and all rights and privileges of membership in the Company accorded under this Agreement or the Company Act.

“Manager” shall mean the Board of Directors acting collectively.

“Ownership Percentage” means, with respect to any Member as of any particular time and from time to time, the ratio, expressed as a percentage, of the number of Units owned by such Member to the aggregate number of Units owned by all Members.

“Person” means any individual, partnership, limited liability company, corporation, unincorporated organization or association, trust or other entity.

“Treasury Regulations” means the rules and regulations of the Internal Revenue Service promulgated under the Code, as in effect from time to time.

“Unit” has the meaning set forth in Section 3.8.

ARTICLE 2

GENERAL TERMS

2.1    Name. The name of the Company shall be TGT Pipeline, LLC.

2.2    Registered Office and Agent. The location of the registered office of the Company in Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Company’s registered agent at such address shall be Corporation Service Company. The registered agent and registered office of the Company may be changed from time to time by the Manager upon giving notice thereof to the Members and complying with the requirements of the Company Act.

2.3    Principal Office of the Company. The location of the principal place of business of the Company shall be 3800 Frederica Street, Owensboro, Kentucky 42304, or such other location as the Manager may decide from time to time.

2.4    Term. The Company shall have a perpetual existence unless dissolved in accordance with Article 10 herein.

2.5    Business Purpose. The Company is organized to engage in any lawful act or activity for which a limited liability company may be formed under the Company Act.

ARTICLE 3

MEMBERS; CAPITAL CONTRIBUTIONS

3.1    Members. The name of each Member is set forth on Exhibit A attached to this Agreement. Exhibit A shall be amended from time to time by the Manager to reflect the withdrawal of Members or the admission of new or additional Members pursuant to this Agreement.

3.2    Units and Ownership Percentages. Set forth on Exhibit A attached to this Agreement are: (i) the number of Units issued to each Member; and (ii) the Ownership Percentage held by each Member. Exhibit A shall be amended from time to time by the Manager to reflect changes in accordance with this Agreement in the number of Units issued to Members or the Ownership Percentages of the Members.

3.3    Capital Contributions. Following admission to the Company and the payment in full of a Member’s initial Capital Contribution, no Member shall be obligated to make any additional contribution to the Company’s capital, whether upon liquidation of the Company or otherwise. Without limiting the generality of the foregoing, no Member shall have any obligation to restore any deficit balance in such Member’s Capital Account, and any such deficit balance shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. Nothing herein shall be construed to prohibit any Member, at its sole option, from making any additional Capital Contribution to the Company authorized by the Manager in order to fund all or any part of the Company’s capital requirements.

3.4    No Interest on Capital Contributions. Members shall not be paid interest on their Capital Contributions.

3.5    Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to receive the return of any Capital Contribution. If any Member is entitled to receive a return of a Capital Contribution, the Company may distribute cash, notes, property, or a combination thereof to the Member in return of the Capital Contribution. The Company shall not be required to make any distributions to any Member in any form other than cash.

3.6    Capital Accounts. A separate Capital Account shall be maintained for each Member. Capital Accounts of the Members shall be maintained in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv).

3.7    Limited Liability; Powers of Members. The liability of Members shall be limited as provided under the Company Act and the other applicable laws of the State of Delaware. Members that are not also individuals serving on the Board of Directors shall take no part whatsoever in the control, management, direction or operation of the Company’s affairs and shall have no power to bind the Company. No Member shall be an agent of any other Member or of the Company solely by reason of being a Member.

3.8    Units. A Member’s Interest in the Company, including without limitation such Member’s share of the Company’s income, gain, loss, deductions and cash distributions, shall be represented by the “Unit” or “Units” held by such Member.

ARTICLE 4

[INTENTIONALLY OMITTED]

ARTICLE 5

PROFIT, LOSS AND DISTRIBUTIONS

5.1    Allocation of Profit or Loss. All items of Company income, gain, loss, and deduction as determined for book purposes shall be allocated among the Members, and shall be credited or debited to their respective Capital Accounts, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv), so as to ensure to the maximum extent possible that:

(i)    such allocations satisfy the alternate economic effect test of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) (by allocating items that can have economic effect in such a manner that the balance of each Member’s Capital Account at the end of any taxable year (increased by such Member’s “share of partnership minimum gain” and “share of partner nonrecourse debt minimum gain” as defined in Treasury Regulations Section 1.704-2) would be positive in the amount of cash that such Member would receive, if (A) the Company sold all of its property for an amount of cash equal to the book value (as determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)) of such property (reduced, but not below zero, by the amount of nonrecourse debt or partner nonrecourse debt to which such property is subject) and (B) all of the cash of the Company remaining after payment of all liabilities (other than nonrecourse liabilities and partner nonrecourse debt) of the Company were distributed in liquidation immediately following the end of such taxable year pursuant to Section 10.2); and

(ii)    all allocations of items that cannot have economic effect (including credits and nonrecourse deductions) are allocated to the Members in accordance with their respective Ownership Percentages.

5.2    Distributions.

Except as otherwise provided in Section 10.2 hereof in the case of the dissolution and liquidation of the Company, Available Cash authorized for distribution pursuant to Section 5.3(i) shall be distributed to the Members in proportion to the balances of their respective Capital Accounts.

5.3    General.

(i)     Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Manager.

(ii)    If any assets of the Company shall be distributed in kind to the Members, such assets shall be valued on the basis of their fair market value at the date of distribution. Unless the Members otherwise agree, the fair market value of the assets to be distributed shall be determined by an independent appraiser who shall be selected by the Members. The gain or loss for each such asset shall be determined as if the asset had been sold at its fair market value, and the gain or loss shall be allocated as provided in Section 5.1 and shall be properly credited or charged to the Capital Accounts of the Members prior to the distribution of the assets.

(iii)    All items of Company income, gain, loss and deduction shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, if any Units in the Company shall be transferred during a taxable year, distributions shall be made to the holders of Units on the effective date of the distribution and items of Company income, gain, loss and deduction for such period shall be allocated among the original Members and the successor on a daily, monthly or other basis as determined by the holders of a majority of the Ownership Percentages using any permissible method under Section 706 of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE 6

MANAGER; BOARD OF DIRECTORS

6.1    General Powers. The business and affairs of the Company shall be managed by or under the direction of the Manager of the Company, who shall exercise all such powers of the Company in accordance with this Agreement and do all such lawful acts and things as are not by law or by this Agreement directed or required to be exercised or done by the Members.

6.2    Number; Designation of the Board of Directors. The Manager of the Company shall be a Board of Directors, acting collectively as provided herein, and so acting shall be the “manager” (within the meaning of the Company Act) of the Company. Each individual member of the Board of Directors shall have the benefits and protection accorded “managers” under the Company Act and may execute documents as a “manager” of the Company. Such Board of Directors shall consist of no less than two and no more than seven directors. The Board of Directors of the Company on the Effective Date shall have two members and consists of those individuals named on Exhibit B hereto. Members holding a majority of the Ownership Percentages shall have the power and authority to appoint additional members of the Board of Directors and, upon the resignation or removal of any member of the Board of Directors by act of Members holding a majority of the Ownership Percentages, a substitute member of the Board of Directors.

6.3    Term. The members of the Board of Directors shall be elected at the annual meeting of the Members, except as provided in Section 6.6 of this Article, and each member of the Board of Directors shall hold office for a term of one year, or until his or her successor shall be duly elected and qualified. No member of the Board of Directors need be a Member.

6.4    Powers of the Manager. Without limiting the scope of the authority granted under Section 6.1, the Manager is authorized on the Company’s behalf to make all decisions as to (a) the sale, loan or other disposition of the Company’s assets; (b) the purchase or other acquisition of other assets of all kinds; (c) the management of all or any part of the Company’s assets; (d) the borrowing of money and the granting of security interests in the Company’s assets; (e) the prepayment, refinancing or extension of any loan affecting the Company’s assets; (f) the compromise or release of any of the Company’s claims or debts; and (g) the employment of persons, firms or corporations or any other agents for the operation and management of the Company’s business. In the exercise of management powers, the Manager may authorize one or more officers of the Company to execute and deliver any and all (i) contracts, conveyances, assignments, leases, sub-leases, licensing agreements, management contracts and maintenance contracts covering or affecting the Company’s assets; (ii) checks, drafts and other orders for the payment of the Company’s funds; (iii) promissory notes, loans, security agreements and other similar documents; and (iv) other instruments of any other kind relating to the Company’s affairs, whether like or unlike the foregoing.

6.5    Compensation. A member of the Board of Directors shall be entitled to such compensation for services performed for the Company in his or her capacity as a member of the Board of Directors, as shall be approved by the Members. Upon substantiation of the amount and purpose thereof, a member of the Board of Directors shall be entitled to reimbursement for expenses reasonably incurred by such member of the Board of Directors in connection with the activities of the Company, as shall be approved by the Members.

6.6    Removal. One or more or all of the members of the Board of Directors may be removed with or without cause at any time by Members holding a majority of Ownership Percentages. Vacancies thus caused, if not filled by the Members, may be filled by a majority of the Board of Directors then in office.

6.7    Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors.

6.8    Special Meetings. Special meetings of the Board of Directors may be called by the President on five (5) days notice to each member of the Board of Directors; special meetings shall be called by the President or Secretary in like manner on the written request of two members of the Board of Directors.

6.9    Quorum; Required Vote; Written Consent. The presence of a majority of the members of the Board of Directors shall constitute a quorum for the transaction of business at any meeting; provided, however, that if less than a majority of the members of the Board of Directors are present at such meeting, those present may adjourn the meeting at any time without further notice. Any act of the Manager under this Agreement shall require the affirmative approval of a majority of the members of the Board of Directors acting at a meeting (which may be held telephonically) at which there is a quorum, or by consent in writing or by electronic transmission in lieu of a meeting, except as otherwise expressly provided by applicable law, by the Certificate of Formation or this Agreement.

6.10    Exculpation. No act or omission of any member of the Board of Directors, or any Member or officer of the Company, shall subject such member of the Board of Directors, Member or officer to any liability to the Company or the Members, unless such Person engaged in fraud, gross negligence, willful misconduct, intentional breach of this Agreement or knowing violation of the criminal law.

ARTICLE 7

OFFICERS

7.1    Enumeration. The officers of the Company shall be a President, one or more Vice Presidents, Treasurer and Secretary and such other officers as the Manager may elect or appoint. An individual may serve in more than one capacity as an officer of the Company. Individuals who serve as officers of the Company may but need not be Members or members of the Board of Directors. The officers shall be delegated such powers and duties prescribed herein or otherwise as the Manager shall from time to time prescribe. The officers of the Company on the Effective Date are set forth on Exhibit C hereto.

7.2    Election, Removal and Resignation. All officers shall be appointed annually by the Manager and each such officer shall hold office until his or her successor has been duly chosen and qualified, or until he shall resign or shall have been removed in the manner provided herein. One or more or all officers of the Company may be removed by the Manager with or without cause. Any officer may resign by delivering his written resignation to the Company at its principal office and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

7.3    Compensation. An officer of the Company shall be entitled to such compensation for services performed for the Company in his or her capacity as an officer, as shall be approved by the Manager. Upon substantiation of the amount and purpose thereof, an officer shall be entitled to reimbursement for expenses reasonably incurred by such officer in connection with the activities of the Company, as shall be approved by the Manager.

7.4    Description of Offices.

(i) The President shall, subject to the direction and under the supervision of the Manager, be the principal executive officer of the Company and shall have general charge of the business and affairs of the Company and shall keep the Manager fully advised. At the direction of the Manager, he shall have power in the name of the Company and on its behalf to execute any instruments in writing. He shall employ and discharge employees and agents of the Company except such as shall hold their offices by appointment of the Manager, but he may delegate these powers to other officers as to employees under their immediate supervision. He shall have such powers and perform such duties as generally pertain to the office of President, as well as such further powers and duties as may be prescribed by the Manager.

(ii)    In the absence of the President or in the event of his inability or refusal to act, the Vice-President (or in the event there be more than one vice-president, the vice-presidents in the order designated by the Manager, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice-Presidents shall perform such other duties and have such other powers as the Manager may from time to time prescribe.

(iii)    The Secretary shall attend all meetings of the Manager and all meetings of the Members and record all the proceedings of the meetings of the Company and of the Manager in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the Members and special meetings of the Manager, and shall perform such other duties as may be prescribed by the Manager or President, under whose supervision he shall be. He shall have custody of the seal of the Company, if any, and he, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such Assistant Secretary. The Manager may give general authority to any other officer to affix the seal of the Company and to attest the affixing by his signature.

(iv)    The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Manager (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Manager may from time to time prescribe.

(v)    The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Manager. He shall disburse the funds of the Company as may be ordered by the Manager, taking proper vouchers for such disbursements, and shall render to the President and the Manager, at its regular meetings, or when the Manager so requires, an account of all his transactions as Treasurer and of the financial condition of the Company.

(vi)    The Assistant Treasurer, or if there be more than one, the Assistant Treasurer in the order determined by the Manager (or if there be no such determination, then in the order of their election) shall, in the absence of the Treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the Manager may from time to time prescribe.

ARTICLE 8

MEETINGS OF THE MEMBERS

8.1    Annual Meetings.  The general annual meeting of the Members shall take place on the third Wednesday of April in each year, or the first business day thereafter when such a day is a legal holiday, unless otherwise determined by the Manager or Members owning a majority of the Ownership Percentage of the Company.

8.2    Special Meetings.  Meetings of the Members for any purpose or purposes may be called by the President and shall be called by the President or Secretary at the request in writing of the Manager, or at the request in writing of Members owning a majority of the Ownership Percentages of the Company. Requests for meetings shall state the purpose or purposes of the proposed meeting. Unless waived by the Members, Business transacted at all such meetings shall be confined to the objects stated in the call.

8.3    Presiding Officer.  Meetings of the Members shall be presided over by the President, or if the President is not present, a member of the Board of Directors, or, if no member of the Board of Directors is present, by a chairperson to be chosen at the meeting by Members present in person or by proxy who own at least the majority of Ownership Percentages represented at the meeting.

8.4    Quorum.  The holders of a majority of Ownership Percentages entitled to vote, present in person or by proxy shall be necessary to and shall constitute a quorum for the transaction of business at all meetings of the Members, except as otherwise required by this Agreement, the Certificate of Formation or the Company Act.

8.5    Voting.  Except as otherwise provided in this Agreement, the Members shall be entitled to vote in person or by proxy (which shall be in writing or provided by electronic transmission subscribed by such Member or by his or her duly authorized attorney and delivered to the Secretary at or before the meeting) at every meeting of the Members in proportion to their respective Ownership Percentages. When a quorum is present at any meeting, the affirmative vote of Members holding a majority of Ownership Percentages voted on any question brought before such meeting shall decide such question, unless the question is one upon which by express provision of the Company Act or this Agreement a different vote is required, in which case such express provision shall govern and control the decision of such question.

8.6    Action by Written Consent.  Whenever the vote of the Members at a meeting thereof is required or permitted to be taken for or in connection with any action, by any provisions of the Company Act or this Agreement, the meeting and vote of Members may be dispensed with if not less than the number of Members which would have constituted a quorum, if such meeting were held, shall consent in writing or by electronic transmission to such action being taken; provided, however that the consent shall be provided by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted, and provided, however that prompt notice must be given to all Members of the taking of action without a meeting and by less than unanimous written consent.

8.7    Notice of Meetings of Members.  Unless otherwise required by law or this Agreement or waived by the Members, notice of the annual meeting of Members, stating the place, date, hour and purpose thereof, shall be given to each Member not less than ten (10) days before the date fixed for the meeting. Unless otherwise required by law or this Agreement or waived by the Members, notice of any special meeting of Members, stating the place, date, hour and purpose thereof, shall be given to each Member not less than five (5) days before the date fixed for the meeting.

ARTICLE 9

RECORDS; FINANCIAL REPORTS

9.1    Records.  The Manager shall cause the Company to keep at its principal place of business the following:

(i)    a current list of the full name and the last known street address of each Member;

(ii)    a copy of the Certificate of Formation and all amendments thereto;

(iii)    a copy of this Agreement and all amendments hereto; and

(iv)    copies of all actions taken at a meeting or by written consent of the Manager and the Members with respect to which records are required to be maintained by the Company pursuant to the other provisions of this Agreement.

9.2    Accounting Policies.  The books and records of the Company shall be kept on such method of accounting as the Manager shall select. The financial statements of the Company shall be prepared in accordance with generally accepted accounting principles consistently applied, and shall be appropriate and adequate for the Company’s business and for carrying out all provisions of this Agreement.

9.3    Members’ Audit and Inspection Rights.  Each Member shall have the right to examine and audit the accounts and financial records of the Company and to inspect and make copies of all books, records, documents and materials as such Member may deem appropriate during regular business hours at its sole cost and expense. The parties agree to take appropriate corrective action with respect to any errors so discovered.

ARTICLE 10

DISSOLUTION; LIQUIDATION; WINDING UP AND TERMINATION

10.1    Dissolution.  The Company shall be dissolved upon the happening of any of the events set forth in Section 18-801 of the Company Act. Upon dissolution of the Company, the Manager or a liquidating trustee, if one is appointed, shall wind up the affairs of the Company and, in their, his or its sole and absolute discretion, liquidate the assets of the Company. The Manager or such liquidating trustee shall, in their, his or its absolute discretion, determine the time, manner and terms of any sale or other disposition of the Company’s investments, properties and assets for the purpose of obtaining, in their, his or its opinion, fair value for such assets.

10.2    Application of Proceeds.  The proceeds from liquidation shall be applied in the following order:

(i)    First, to third party creditors, in the order or priority as provided by the Company Act;

(ii)    Second, to a reserve account in such amount as the Manager or liquidating trustee deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Such reserve account may be paid to a bank, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Manager or liquidating trustee may deem advisable, the amount in such reserve account shall be distributed to the Members in the manner set forth in the balance of this Section 10.2; and

(iii)    Third, after taking into account the allocations of items of Company income, gain, loss or deduction pursuant to Section 5.1, if any, and distributions of cash or property pursuant to Section 5.2, if any, to the Members, in accordance with the balances of their respective Capital Accounts.

10.3    Certificate of Cancellation.  When the Manager or liquidating trustee has complied with the foregoing liquidation plan, the Manager or the liquidating trustee shall execute and cause to be filed an appropriate Certificate of Cancellation under the Company Act.

ARTICLE 11

NOTICES

11.1    Method of Giving Notice.  All notices, requests, demands, and other communications under this Agreement shall be in writing or provided by electronic transmission and shall be deemed to have been duly given to a party (i) on the date of receipt if delivered personally or delivered by electronic transmission, (ii) on the fifth day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or (iii) on the weekday when delivery is guaranteed if sent by overnight delivery by

Federal Express or other nationally recognized air courier, expenses prepaid, in each case to the address of such party set forth on Exhibit A or Exhibit B hereto or otherwise maintained in the records of the Company.

ARTICLE 12

INDEMNIFICATION

12.1    Definitions.  For purposes of this Article 12:

“Indemnified Party” includes (i) a person serving as a member of the Board of Directors or an officer of the Company or in a similar executive capacity appointed by the Manager and exercising rights and duties delegated by the Manager, (ii) a person serving at the request of the Company as a director, manager, officer, or employee and (iii) any person who formerly served in any of the foregoing capacities;

“expenses” means all expenses, including attorneys’ fees and disbursements, actually and reasonably incurred in defense of a proceeding or in seeking indemnification under this Article, and except for proceedings by or in the right of the Company or alleging that an Indemnified Party received an improper personal benefit, any judgments, awards, fines, penalties and reasonable amounts paid in settlement of a proceeding; and

“proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and any claim which could be the subject of a proceeding.

12.2    Right to Indemnification.  Except as limited by law and subject to the provisions of this Article, the Company shall indemnify each Indemnified Party against all expenses incurred by them in connection with any proceeding in which an Indemnified Party is involved as a result of serving in such capacity, except that no indemnification shall be provided for an Indemnified Party regarding any matter as to which it shall be finally determined that such Indemnified Party did not act in good faith and in the reasonable belief that its action was in the best interests of the Company. Subject to the foregoing limitations, such indemnification may be provided by the Company with respect to a proceeding in which it is claimed that an Indemnified Party received an improper personal benefit by reason of its position, regardless of whether the claim arises out of an Indemnified Party’s service in such capacity, except for matters as to which it is finally determined that an improper personal benefit was received by an Indemnified Party.

12.3    Award of Indemnification.  The determination of whether the Company is authorized to indemnify an Indemnified Party hereunder and any award of indemnification shall be made in each instance (a) by a majority of the members of the Board of Directors who are not parties to the proceeding in question, (b) by independent legal counsel appointed by an Indemnified Party or the Members or (c) by the holders of a majority of the Ownership Percentages of the Members who are not parties to the proceeding in question. If indemnification is denied, the applicant may seek an independent determination of its right to indemnification by a court having jurisdiction, and in such event, the Company shall have the burden of proving that the applicant was not eligible for indemnification under this Article. Notwithstanding the foregoing, in the case of a proceeding by or in the right of the Company in which an Indemnified Party is adjudged liable to the Company, indemnification hereunder shall be provided to such Indemnified Party only upon a determination by a court having jurisdiction that in view of all the circumstances of the case, such Indemnified Party is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper.

12.4    Successful Defense.  Notwithstanding any contrary provisions of this Article, if an Indemnified Party has been successful on the merits in the defense of any proceeding in which it was involved by reason of its position as an Indemnified Party or as a result of serving in such capacity (including termination of investigative or other proceedings without a finding of fault on the part of the Indemnified Party), the Indemnified Party shall be indemnified by the Company against all expenses incurred by the Indemnified Party in connection therewith.

12.5    Advance Payments.  Except as limited by law, expenses incurred by an Indemnified Party in defending any proceeding, including a proceeding by or in the right of the Company, shall be paid by the Company to the Indemnified Party in advance of final disposition of the proceeding upon receipt of its written undertaking to repay such amount if the Indemnified Party is determined pursuant to this Article or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation but need not be secured and may be accepted without regard to the financial ability of the Indemnified Party to make repayment; provided, however, that no such advance payment of expenses shall be made if it is determined pursuant to Section 12.3 of this Article on the basis of the circumstances known at the time (without further investigation) that the Indemnified Party is ineligible for indemnification.

12.6    Insurance.  The Company shall have power to purchase and maintain insurance on behalf of any Indemnified Party against any liability or cost incurred by such person in any such capacity or arising out of its status as such, whether or not the Company would have power to indemnify against such liability or cost.

12.7    Heirs and Personal Representatives.  The indemnification provided by this Article shall inure to the benefit of the heirs and personal representatives of each Indemnified Party.

12.8    Non-Exclusivity.  The provisions of this Article shall not be construed to limit the power of the Company to indemnify its Managers, Members, officers, directors, employees or agents to the full extent permitted by law or to enter into specific agreements, commitments or arrangements for indemnification permitted by law. The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Article.

12.9    Amendment.  The provisions of this Article may be amended or repealed in accordance with Section 13.3; provided, however, no amendment or repeal of such provisions that adversely affects the rights of an Indemnified Party under this Article with respect to its acts or omissions at any time prior to such amendment or repeal shall apply to such an Indemnified Party without its written consent.

12.10    Limitation.  The indemnification to be provided by the Company hereunder shall be paid only from the assets of the Company, and no Member shall have any personal obligation, or any obligation to make any Capital Contribution, with respect thereto.

ARTICLE 13

GENERAL

13.1    Applicable Law.  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO SUCH JURISDICTION’S CONFLICT OF LAWS PROVISIONS).

13.2    Headings; Construction.  The headings used in this Agreement are for convenience only and do not constitute substantive matters and shall not be considered in construing this Agreement.

13.3    Amendments and Waivers.  This Agreement may be amended (including a termination or extension) at any regular meeting of the Members or at any special meeting of the Members at which a quorum is present or represented, provided notice of the proposed amendment be contained in the notice of the proposed amendment, by the affirmative vote of the holders of a majority of the Ownership Percentages entitled to vote at such meeting and present or represented thereat. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

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IN WITNESS WHEREOF, in order to evidence the adoption of the foregoing as the Limited Liability Company Operating Agreement of the Company, the undersigned has executed this Agreement as of the date first written above.

LOEWS PIPELINE HOLDING CORP. as sole Member

By:	/s/ Peter Keegan
Name: Peter Keegan Title: Senior Vice President and Chief Financial Officer

[TGT Pipeline, LLC Operating Agreement]

EXHIBIT A

Members

Name and Address	Units	Ownership Percentage
Loews Pipeline Holding Corp. 3800 Frederica Street Owensboro, Kentucky 42304	1,000	100%

EXHIBIT B

Board of Directors

Name

Peter Keegan

Gary Garson

EXHIBIT C

Officers

James S. Tisch	President
Peter W. Keegan	Sr. VP and CFO
Gary W. Garson	Sr. VP and Secretary
Arthur L. Rebell	Sr. VP
Susan Becker	Vice President
John J. Kenny	Treasurer
Guy Kwan	Controller and CAO
Glenn P. Zarin	Asst. Secretary